Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:     Michael J. Valentine

Chief Financial Officer

847-214-4509

Frank S. Pellegrino

Sr. Vice President, Finance and Treasurer

847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 29, 2020

Third Quarter Diluted EPS Increased by 30% to a Third Quarter Record $1.17 per Share

Quarterly Overview:	Year to Date Overview:
—Net sales increased by 4.9%	—Net sales increased by 2.5%
—Sales volume increased by 13.7%	—Sales volume increased by 9.0%
—Gross profit increased by 10.3%	—Gross profit increased by 17.8%
—Net income increased by 30.3%	—Net income increased by 55.5%

Elgin, IL, April 29, 2020 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2020 third quarter. Net income for the third quarter of fiscal 2020 was $13.5 million, or $1.17 per share diluted, compared to net income of $10.3 million, or $0.90 per share diluted, for the third quarter of fiscal 2019. Net income for the first three quarters of fiscal 2020 was $43.9 million, or $3.80 per share diluted, compared to net income of $28.2 million, or $2.45 per share diluted, for the first three quarters of fiscal 2019.

Net sales increased to $211.6 million for the third quarter of fiscal 2020 from $201.8 million for the third quarter of fiscal 2019. The increase in net sales was attributable to a 13.7% increase in sales volume, which is defined as pounds sold to customers. The increase in net sales from the sales volume increase was offset in part by a lower weighted average selling price per pound as the majority of the sales volume increase was driven by growth in lower priced trail and snack mixes and peanuts. Lower selling prices for pecans and cashews, which resulted from lower acquisition costs, also contributed to the decline in the weighted average selling price per pound. Sales volume increased in the consumer distribution channel by 19.3%, which came primarily from increased sales of trail and snack mixes and peanuts and to a lesser extent from increased sales of cashews, almonds and mixed nuts with existing private brand customers. Sales volume increases for Fisher snack nuts, Orchard Valley Harvest produce products and Southern Style Nuts snack mix products also contributed to the sales volume increase in the consumer distribution channel.

Sales volume from our branded products within the consumer distribution channel changed in the quarterly comparison as follows:

Fisher recipe nuts	(21.7)%
Orchard Valley Harvest produce products	5.8%
Fisher snack nuts	14.2%
Southern Style Nuts	41.4%

The sales volume decline for Fisher recipe nuts primarily resulted from lost distribution at a major customer in favor of private brand recipe nuts. The sales volume increase for our Orchard Valley Harvest brand was attributable to distribution gains with a new customer, the introduction of new items at an existing customer and increased promotional activity. The sales volume increase for Fisher snack nuts was due primarily to increased promotional activity. The sales volume increase for Southern Style Nuts was due to distribution gains with new customers and increased promotional activity. Sales volume increased by 9.0% in the commercial ingredients distribution channel primarily from the sale of lower quality farmer stock peanuts to peanut oil processors in China. A 6.4% decrease in sales volume in the contract packaging distribution channel was primarily attributable to some lost business with one customer that increased its internal nut processing capacity.

COVID-19 impact on total sales volume in the quarter: The 13.7% sales volume growth in the current third quarter was attributable in part to pantry loading by consumers in anticipation of the shelter in place directives that ultimately occurred. For January and February, sales volume increased by a total of 9.1%. We believe the increase in sales volume in January and February was primarily related to the factors cited in our sales volume discussion above. In March 2020, sales volume increased 23.6% compared to March 2019. After considering our sales volume growth rate for the first two months of the current quarter, we estimate that approximately one-third of the sales volume increase for the current third quarter was attributable to pantry loading. Within the commercial ingredients distribution channel, food service sales volume was relatively unchanged from the fiscal 2019 third quarter, as sales volume increases in January and February were fully offset by a significant amount of order cancelations in March by food service distributors due to restaurant closures.

Net sales increased to $675.9 million for the first three quarters of fiscal 2020 from $659.4 million for the first three quarters of fiscal 2019. The increase in net sales was attributable to a 9.0% increase in sales volume. The increase in net sales from the sales volume increase was offset in part by lower selling prices due to the factors cited in the quarterly comparison. Sales volume increased by 12.9% in the consumer distribution channel primarily for the same reasons cited in the quarterly comparison. Sales volume increased by 7.2% in the commercial ingredients distribution channel primarily from increased sales of peanuts to peanut oil processors. Sales volume declined in the contract packaging distribution channel by 7.4% primarily for the reason cited in the quarterly comparison and a reduction in promotional and merchandising activity by some other customers in this channel.

Gross profit margin increased to 20.2% of net sales for the third quarter of fiscal 2020 from 19.2% for the third quarter of fiscal 2019. Gross profit increased by $4.0 million in the quarterly comparison. The increases in gross profit margin and gross profit were primarily attributable to increased sales volume, manufacturing efficiencies and reduced manufacturing spending per produced pound.

Gross profit margin for the first three quarters of fiscal 2020 increased to 20.0% of net sales from 17.4% for the first three quarters of fiscal 2019. Gross profit increased by $20.4 million. The increases in gross profit and gross profit margin were mainly due to the factors cited in the quarterly comparison and lower acquisition costs for cashews and pecans.

Total operating expenses, as a percentage of net sales, decreased to 11.1% for the third quarter of fiscal 2020 from 11.6% for the third quarter of fiscal 2019 due to a higher net sales base. Total operating expenses were unchanged as increases in expenses for incentive compensation, product donations to food banks and broker commissions were fully offset by decreases in legal, consulting, freight and advertising expenses coupled with the recognition of a $0.7 million gain from the initial insurance recovery related to a fire in our Garysburg, North Carolina facility, which occurred in the second quarter of fiscal 2020.

Total operating expenses for the first three quarters of fiscal 2020 decreased to 10.7% of net sales from 11.0% of net sales for the first three quarters of fiscal 2019 due to a higher net sales base. Total operating expenses decreased by $0.4 million as increases in expenses for incentive compensation, product donations to food banks and broker commissions were more than offset by decreases in legal, consulting, freight and advertising expenses and the gain from the insurance recovery noted in the quarterly comparison.

Interest expense for the current third quarter declined to $0.6 million from $0.8 million for the third quarter of fiscal 2019. For the first three quarters of fiscal 2020, interest expense declined to $1.5 million from $2.5 million for the first three quarters of fiscal 2019. The decrease in interest expense in the quarterly comparison resulted from lower interest rates, and the decrease in interest expense in the year to date comparison came from lower average debt levels and lower interest rates.

The value of total inventories on hand at the end of the current third quarter increased by $9.6 million, or 5.4%, when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2019. The increase in the value of total inventories was primarily due to increased quantities of peanuts, cashews, almonds, pistachios and work-in-process inventory. The weighted average cost per pound of raw nut and dried fruit input stocks on hand increased by 3.4% due to increased acquisition costs for walnuts and higher quantities of tree nuts.

“The third quarter of fiscal 2020 marks the fifth consecutive quarter in which we reported record net income and diluted earnings per share. As was the case in recent quarters, the record results were driven by strong sales volume growth in our consumer distribution channel. As part of our strategy of increasing consumer sales, I am happy to report that sales volume in the consumer distribution channel accounted for approximately 70% of our total sales volume in the current third quarter. The increase in sales volume in the consumer distribution channel was driven mainly by increased sales of private brand products, the majority of which occurred with existing customers. Increased sales for Fisher snack nuts, Orchard Valley Harvest produce products and Southern Style Nuts snack mixes also contributed to the sales volume growth in the consumer distribution channel,” noted Jeffrey T. Sanfilippo, Chief Executive Officer. “At retail, Fisher recipe nut pound volume declined by 23% for the same reason that resulted in the sales volume decline, while the total category pound volume increased by 13% in the quarterly comparison according to IRi market data. Pound volume declined at retail by 15% for our Orchard Valley Harvest brand due to lost merchandising space at one customer. The total produce category pound volume fell by 5% in the quarterly comparison. The sales volume increase for our Orchard Valley Harvest brand in the quarterly comparison occurred primarily at a customer that does not report market data to IRi. Fisher snack nut pound volume at retail increased by 18% for the same reason that led to the sales volume increase, while the total pound volume for the snack nut category increased by 10%. Pound volume for our Southern Style Nuts brand at retail increased by 38% for the same reasons that led to the sales volume increase, while pound volume for the total trail and snack mix category increased by 10% in the quarterly comparison,” Mr. Sanfilippo stated.

“Prior to the COVID-19 impact on sales volume, we had strong volume growth with 6.8% growth in the first half of the current fiscal year and 9.1% growth for January and February in the current quarter. Our employees were already working very hard to deliver these results when the March sales volume surge occurred. During March, our business required even more effort, and our employees delivered with the majority of our orders shipping on time and complete. This truly demonstrates how committed our employees are in fulfilling our obligation to provide food to American consumers during these difficult times. While we were meeting these unprecedented challenges, we took many measures to improve the safety of our employees, such as implementing work from home requirements for the majority of our office employees, staggering shifts and breaks, installing partitions on lines where social distancing could not be effected and performing daily temperature screening for all employees upon arrival. We also recognized the need to take a different approach to our employee compensation during this period. Consequently, we temporarily increased manufacturing employee compensation by 10% based on hours worked, extended personal time off weeks for those who are in self quarantine or ill and provided weekly allowances to cover the costs incurred by those employees working from home. We also donated products valued at over a half million dollars to support food banks located near our facilities in the current third quarter,” Mr. Sanfilippo stated. “Going forward, we expect sales volume growth in our consumer distribution channel to normalize as consumers adjust to the current circumstances. Food service sales, which are within our commercial ingredients channel, have been growing this fiscal year, and such sales represented 10% of our total sales volume in the current year to date period. We expect our food service sales to decline significantly until travel restrictions and restaurant closings are lifted,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, April 30, 2020, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 5092799. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn particularly in light of the outbreak of COVID-19; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to illness or quarantine; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures, including disruptions due to employees working remotely; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-Nine Weeks Ended
	March 26, 2020	March 28, 2019	March 26, 2020	March 28, 2019
Net sales	$211,624	$201,834	$675,893	$659,439
Cost of sales	168,819	163,019	540,860	544,787

Gross profit	42,805	38,815	135,033	114,652

Operating expenses:
Selling expenses	13,880	13,810	44,095	46,070
Administrative expenses	9,528	9,597	28,013	26,482

Total operating expenses	23,408	23,407	72,108	72,552

Income from operations	19,397	15,408	62,925	42,100

Other expense:
Interest expense	579	788	1,535	2,465
Rental and miscellaneous expense, net	308	324	986	891
Other expense	566	487	1,699	1,460

Total other expense, net	1,453	1,599	4,220	4,816

Income before income taxes	17,944	13,809	58,705	37,284
Income tax expense	4,478	3,478	14,852	9,083

Net income	$13,466	$10,331	$43,853	$28,201

Basic earnings per common share	$1.17	$0.90	$3.83	$2.47

Diluted earnings per common share	$1.17	$0.90	$3.80	$2.45

Cash dividends declared per share	$—	$—	$5.00	$2.55

Weighted average shares outstanding
— Basic	11,475,874	11,444,560	11,459,653	11,425,378

— Diluted	11,539,641	11,508,893	11,534,668	11,493,418

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 26, 2020	June 27, 2019	March 28, 2019
ASSETS
CURRENT ASSETS:
Cash	$993	$1,591	$1,090
Accounts receivable, net	68,042	60,971	57,768
Inventories	188,514	157,024	178,909
Prepaid expenses and other current assets	5,249	5,754	6,168

	262,798	225,340	243,935

PROPERTIES, NET:	124,964	126,183	127,901

OTHER LONG-TERM ASSETS:
Intangibles, net	22,354	24,276	24,948
Deferred income taxes	5,973	5,723	4,553
Operating lease right-of-use assets	4,638	—	—
Other	9,967	9,782	8,412

	42,932	39,781	37,913

TOTAL ASSETS	$430,694	$391,304	$409,749

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$38,175	$—	$35,099
Current maturities of long-term debt	6,197	7,338	7,297
Accounts payable	54,856	42,552	45,158
Bank overdraft	2,091	901	1,722
Accrued expenses	33,890	33,115	25,092

	135,209	83,906	114,368

LONG-TERM LIABILITIES:
Long-term debt	15,670	20,381	21,867
Retirement plan	25,449	24,737	21,926
Long-term operating lease liabilities	3,259	—	—
Other	7,839	7,725	7,170

	52,217	52,843	50,963

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	89	89	89
Capital in excess of par value	123,613	122,257	121,650
Retained earnings	125,273	137,712	126,447
Accumulated other comprehensive loss	(4,529)	(4,325)	(2,590)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	243,268	254,555	244,418

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$430,694	$391,304	$409,749